CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. AND PD FINANCIAL CORP.

EXPAND RELATIONSHIP TO ESTABLISH

EXCLUSIVE CONSUMER JEWELRY CATALOGS AND WEB PORTALS

WEST HOLLYWOOD, CA – December 13, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) and PD Financial Corp. (“PD”), which operates under the trade name PeachDirect, today announced that the two companies have signed a Letter of Intent (LOI) to establish exclusive consumer jewelry catalogs and web portals for branded jewelry created by HOTJ. The parties expect to establish a jointly owned marketing entity that will focus on this growing segment of the jewelry business.

The direct marketing entity will serve all of HOTJ’s consumer segments and will cover a wide range of exclusive product categories under the House of Taylor Jewelry® and Kathy Ireland Jewelry™ brands. As proposed, PD will be responsible for marketing as well as the design and development of the entity’s catalogs and websites, while HOTJ will oversee design, development, manufacturing and sourcing of all diamonds and jewelry to be marketed under the brands.

Under the LOI, HOTJ will issue a three-year warrant to PD to purchase 5 million shares of HOTJ’s stock at $1.00 if the warrant is exercised during its first year, $1.50 if it is exercised during the second year and $2.00 if it is exercised during its third year.

Jack Abramov, president and chief executive officer of House of Taylor Jewelry, commented, “This agreement with PD Financial is a significant, exciting milestone in broadening our brand strategy and expanding our distribution through an exclusive direct marketing channel for our jewelry. While the independent retail channel will remain our primary focus, we believe the catalogs and web portals will create new global opportunities to expand our consumer product selection and drive traffic to the independent retail stores carrying HOTJ’s branded jewelry. We expect this new marketing entity will allow us to generate new revenue streams by accessing PD’s customers and leveraging its database mining capabilities and credit financing solutions. Together, we are committed to setting very aggressive financial targets because of the consumer metrics that both companies believe exist for these catalogs and web portals. We believe that the direct marketing channel will become a significant driver of our revenue growth, while enhancing shareholder value.”

“PD has experienced significant growth during 2007 and we see a significant opportunity to further expand our market with House of Taylor Jewelry® and Kathy Ireland Jewelry™,” stated Ron Drori, Chief Executive Officer of PD Financial. “We clearly see the retail advantage of the House of Taylor Jewelry® and Kathy Ireland Jewelry™ brands. These brands enjoy very high consumer awareness and bring powerful brand value to our joint activities. Globally, we believe that Elizabeth Taylor is synonymous with exquisite diamonds and jewelry.  Forbes and Newsweek have reported the impressive growth of Kathy Ireland Worldwide lifestyle brands in the home and fashion categories, with over $1 billion in annual retail sales. Based on the initial success that we have had with HOTJ’s Kathy Ireland Jewelry™ on our PeachDirect website, we are pleased to substantially expand our relationship with HOTJ in the fine jewelry, bridal, fashion and jeweled accessories categories. In addition, the companies plan to work together with the international diamond industry to develop and launch a branded Business-to-Consumer loose diamond platform. HOTJ’s expertise in designing and developing fine jewelry combined with its ability to directly source diamonds and other gemstones will be a key factor in our business success. Our development efforts are already underway and we will use our complementary talents and strengths to expand our offerings and bring House of Taylor jewelry collections to targeted customers in 2008.”

HOTJ commenced its partnership with PD in July 2007 to distribute select fine jewelry from Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry collections principally through PD’s luxury catalogs. Additional information about this can be found in a press release issued by House of Taylor Jewelry, Inc. on July 23, 2007.

The transaction between HOTJ and PD is subject to negotiating and entering into a definitive agreement, receiving approvals from the companies’ boards of directors and others, completing due diligence and other conditions. No assurance can be given that the parties will enter into a definitive agreement on these or any other terms or that the transactions will close.

About PD Financial Corp.

PD is a Los Angeles-based direct-marketing firm that offers the most prestigious brands of consumer electronics, computers, home entertainment, fashion accessories, jewelry and household products through sophisticated target marketing techniques employing direct mail, catalogs and the Internet. Information on PD’s consumer offerings can be found at www.peachdirect.com

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry, Inc. is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, to execution of our strategy, growth of the Company and establishing an entity jointly owned with PD as a direct marketing method, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company's branded products on-line or otherwise in the marketplace; and the characteristics and pricing of the company's branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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